As filed with the Securities and Exchange Commission on June 14, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUNDRY NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0431154
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of Principal Executive Offices)

2006 Stock Incentive Plan
(Full title of the plan)

Bobby R. Johnson, Jr.
President and Chief Executive Officer
Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054
(Name and address of agent for service)
(408) 207-1700
(Telephone number, including area code, of agent for service)

Copy to:
David C. Lee
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7653
(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE
		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Unit (2)	Price	Registration Fee
2006 Stock Incentive Plan
Common Stock, $0.0001 par value per share	26,000,000 Shares	$16.17	$420,420,000.00	$12,906.89

(1)	This registration statement shall also cover any additional shares of registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on June 7, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.                Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 000-26689) filed with the Commission on June 14, 2007 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s Annual Report referred to in (a) above; and
     (c) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange on July 13, 1999, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.               Description of Securities. Not applicable.
Item 5.               Interests of Named Experts and Counsel. Not applicable.
Item 6.               Indemnification of Directors and Officers.
     The registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.
Item 7.               Exemption from Registration Claimed. Not applicable.
Item 8.               Exhibits.

Exhibit
Number
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see signature page).

Item 9. Undertakings.
     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 14, 2007.

FOUNDRY NETWORKS, INC.

By:	/s/ Daniel W. Fairfax

Daniel W. Fairfax
Vice President, Finance & Administration, Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bobby R. Johnson and Daniel Fairfax, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bobby R. Johnson, Jr. Bobby R. Johnson, Jr.	President, Chief Executive Officer (Principal Executive Officer)	June 14, 2007

/s/ Daniel W. Fairfax Daniel W. Fairfax	Vice President, Finance & Administration, Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2007

/s/ Alfred J. Amoroso Alfred J. Amoroso	Chairman of the Board and Director	June 8, 2007

/s/ C. Nicholas Keating, Jr. C. Nicholas Keating, Jr.	Director	June 8, 2007

/s/ J. Steven Young J. Steven Young	Director	June 12, 2007

/s/ Alan L. Earhart Alan L. Earhart	Director	June 8, 2007

/s/ Celeste Volz Ford Celeste Volz Ford	Director	June 8, 2007

INDEX TO EXHIBITS

Exhibit
Number
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see signature page).